Exhibit 10.3

RIGHT OF FIRST NEGOTIATION/REFUSAL AGREEMENT

THIS RIGHT OF FIRST NEGOTIATION/REFUSAL AGREEMENT (this “Agreement”), is entered into as of December 4, 2007 (the “Effective Date”), between Nabi Biopharmaceuticals, a Delaware corporation (“Nabi”), having its principal place of business at 12276 Wilkins Avenue, Rockville, Maryland 20852 and Biotest Pharmaceuticals Corporation, a Delaware corporation (“Biotest”), having a principal place of business at 5800 Park of Commerce Boulevard, Boca Raton, Florida 33487 (each a “Party”, and collectively the “Parties”).

WHEREAS, on September 11, 2007, Nabi, Biotest and Biotest AG entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Biotest agreed to purchase and Nabi agreed to sell certain assets used in, necessary for or related to Nabi’s biologics strategic business unit and certain other assets; and

WHEREAS, in connection with the Asset Purchase Agreement, and pursuant to the terms previously agreed upon and attached as Exhibit 8.11 to the Asset Purchase Agreement, Nabi and Biotest wish to enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which Nabi will grant to Biotest a right of first negotiation and right of first refusal related to certain StaphVAX Rights (as defined below).

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained in this Agreement and the Asset Purchase Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Nabi and Biotest agree as follows:

ARTICLE 1

DEFINITIONS

“AltaStaph” means Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)].

“Field of Use” means manufacture, production or use of AltaStaph. The Field of Use excludes any use for the development, production, use or sale of StaphVAX or any substance or compound other than AltaStaph.

“StaphVAX” means Nabi’s vaccine against S. aureus infection including polysaccharide components based on patented technology that Nabi has licensed on an exclusive basis from the Public Health Service / National Institute of Health, the development of which has been advanced by Nabi for use in patients who are at high risk of S. aureus infection and who are able to respond to a vaccine by producing their own antibodies.

“StaphVAX IP” means only Nabi’s intellectual property rights under the patents identified on Exhibit A attached hereto. The StaphVAX IP excludes any other intellectual property rights and, without limiting the foregoing, excludes any future inventions, whether or not patentable, made by or on behalf of Nabi with respect to StaphVAX.

ARTICLE 2

RIGHT OF FIRST NEGOTIATION

Between the Effective Date and 5:00 p.m. Washington, D.C. time on March 4, 2008 (the “Exclusive Period”), Nabi will enter into exclusive, good faith negotiations with Biotest regarding the terms of an agreement pursuant to which Biotest would obtain non-exclusive rights (a) to use StaphVAX or components thereof acquired from Nabi, its affiliates or its licensees and (b) to license the StaphVAX IP, in each case solely in the Field of Use (such rights collectively, the “StaphVAX Rights”). The Parties acknowledge that, subject to the Parties’ obligation to negotiate in good faith, neither Party is under any obligation to enter into any agreement under this Article 2 and any and all obligations to engage in negotiations cease upon expiration of the Exclusive Period.

ARTICLE 3

RIGHT OF FIRST REFUSAL

3.1 Right of First Refusal. If during the Exclusive Period the Parties do not execute an agreement regarding the StaphVAX Rights pursuant to Article 2, and if, prior to the third (3rd) anniversary of the Effective Date (the “ROFR Term”), Nabi receives a bona fide written offer from a third party (the “Offeror”) to acquire, license or obtain any other rights to or under the StaphVAX Rights and Nabi wishes to accept such offer, Nabi shall notify Biotest in writing (a “ROFR Notice”) of such offer. The ROFR Notice shall include (i) a description of the StaphVAX Rights to be acquired, licensed or otherwise granted, (ii) the consideration, and (iii) the other material terms and conditions of the proposed transaction, provided that the ROFR Notice is not required to include any description of rights, consideration or other terms and conditions to the extent they do not relate to the StaphVAX Rights or otherwise affect Biotest’s ability to evaluate the offer or exercise its rights pursuant to this Article 3. The right of first refusal in this Article 3 shall not apply to a transaction between Nabi and a third party involving StaphVAX or StaphVAX IP generally if (a) such third party agrees to offer the StaphVAX Rights to Biotest on commercially reasonable terms and conditions with respect to quantity, quality and pricing of StaphVAX to be supplied, (b) the transaction involves an assignment of this Agreement that is permitted without Biotest’s consent pursuant to Section 5.4, or (c) StaphVAX has already been commercialized and StaphVAX is available for purchase by Biotest on commercially reasonable terms and conditions with respect to quantity, quality and pricing of StaphVAX to be supplied and that allow Biotest’s use of purchased StaphVAX in the Field of Use.

3.2 Exercise Period and Negotiation Period. Biotest will have an option for a period of thirty (30) days after the date of receipt of such ROFR Notice (the “Exercise Period”) to acquire, license or otherwise obtain rights to the StaphVAX Rights as described in the ROFR Notice, on the terms and conditions described in the ROFR Notice. Biotest may exercise such option by notifying Nabi in writing before the expiration of such Exercise Period that it wishes to exercise such option on the terms described in the ROFR Notice. Upon Nabi’s receipt of such written notice, the Parties shall negotiate in good faith for a period not to exceed forty-five (45) days after Nabi’s receipt of notice of exercise of such option from Biotest (the “Negotiation Period”), to finalize the documentation related to Biotest’s acquisition of such StaphVAX Rights on the terms set forth in the applicable ROFR Notice. Notwithstanding the foregoing or the other provisions of this Article 3, if the terms and conditions in the ROFR Notice include any term or condition which is specific to the Offeror or is of such a nature that it would be impossible for Biotest to match, then, as between Nabi and Biotest, such term or condition will be modified in good faith by the parties in order to match as closely as possible the original term or condition as set forth in the ROFR Notice.

3.3 Failure to Exercise. If, following the delivery of any ROFR Notice, Nabi does not receive written notice from Biotest of Biotest’s exercise of such option prior to the expiration of the Exercise Period, or if Nabi and Biotest have not, despite their good faith efforts, entered into a definitive agreement incorporating the terms set forth in the ROFR Notice prior to the expiration of the Negotiation Period, then Nabi shall be free to enter into any agreement or agreements with respect to the StaphVAX Rights without restriction.

ARTICLE 4

NO OTHER RESTRICTIONS; NO DILIGENCE OBLIGATION

Except as set forth herein with respect to the right of first negotiation described in Article 2 and the right of first refusal described in Article 3, this Agreement shall not restrict Nabi’s ability to develop, commercialize or pursue StaphVAX or matters related to the StaphVAX IP. Further, Nabi shall have no obligation to develop, commercialize, seek regulatory approvals or pursue StaphVAX or matters related to the StaphVAX IP.

ARTICLE 5

MISCELLANEOUS

5.1. Notice. All notices or other communications required or permitted to be given under this Agreement shall be delivered in accordance with the provisions for notice set forth in the Asset Purchase Agreement.

5.2. Entire Agreement. This Agreement and, to the extent specifically referenced in Sections 5.1 and 5.8, the Asset Purchase Agreement, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties hereto.

5.3. Third Party Beneficiaries. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations of any Person not a Party to this Agreement.

5.4. Assignment. This Agreement may not be assigned, transferred, licensed, sublicensed, delegated, pledged or otherwise disposed of (each, an “Assignment”) by any Party hereto without the prior written consent of the other Party, which consent may not be unreasonably withheld, provided, that (i) either Party may, without the consent of the other Party, assign its rights and obligations under this Agreement to its affiliates or in connection with any merger, business combination, or sale of all or substantially all of the assets of such Party or those assets to which this Agreement relates and (ii) no Assignment shall be effective unless and until the proposed assignee shall have assumed in writing all obligations of its assignor under this Agreement and such assumption is delivered to the other Party. Any purported Assignment without a required consent shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

5.5. Fees and Expenses. Except as is otherwise specified herein, each Party shall bear its own fees and expenses incurred in connection with the performance of this Agreement and the transactions contemplated hereby.

5.6. Interpretation; Construction. In the event of an ambiguity, or a question of intent or interpretation arises, under this Agreement, the Agreement shall be construed as if drafted jointly by both Parties, and there shall be no presumption or burden of proof favoring or disfavoring any individual Party by virtue of the authorship of any provisions of this Agreement.

5.7. Counterparts; Facsimile Signatures. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.8. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. In the event that any dispute arises under this Agreement, the Parties agree to negotiate in good faith to resolve such dispute prior to seeking relief in accordance with the provision for binding arbitration set forth in the Asset Purchase Agreement.

5.9. Certain Representations and Warranties. Nabi hereby represents and warrants to Biotest that to Nabi’s Knowledge (as such term is defined in the Asset Purchase Agreement) as of the Effective Date the patents identified on Exhibit A are owned by Nabi free and clear of all liens, claims or encumbrances that would impair the rights granted to Biotest under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed, or caused to be executed, this Right of First Negotiation/Refusal Agreement as of the date first above written.

SELLER:

NABI BIOPHARMACEUTICALS

By:	/s/ Leslie Hudson, Ph.D.
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

BUYER:

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Dr. Michael Ramroth
Name:	Dr. Michael Ramroth
Title:	President